Exhibit 10.9
SMITH DOUGLAS HOMES CORP.
AMENDED NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
Eligible Directors (as defined below) on the board of directors (the “Board”) of Smith Douglas Homes Corp. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Amended Non-Employee Director Compensation Program (this “Amended Program”). The cash and equity compensation described in this Amended Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents or subsidiaries unless such member is determined by the Board to not be eligible to receive compensation under this Amended Program (each, an “Eligible Director”) unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.
This Amended Program shall become effective as of January 1, 2025 (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Amended Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Amended Program.
1.Cash Compensation.
a.Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $80,000 for service on the Board.
b.Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:
(i) Lead Independent Director. An Eligible Director serving as Lead Independent Director of the Board shall be eligible to receive an additional annual retainer of $25,000 for such service.
(ii) Committee Chair. An Eligible Director serving as Chair of the Audit Committee, the Compensation Committee or the Nominating and Governance Committee shall be eligible to receive an additional annual retainer of $15,000 for such service on each such committee.
(iii) Non-Chair Committee Member. An Eligible Director serving as a non-Chair member of the Audit Committee, Compensation Committee or the Nominating and Governance Committee shall be eligible to receive an additional annual retainer of $5,000 for such service on each such committee.
c.Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.
2.Equity Compensation.
a.General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2024 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Amended Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

Exhibit 10.9
b.2024 Award. An Eligible Director who was serving on the Board as of June 4, 2024 was granted a Restricted Stock Unit award with a value of $100,000 (the “2024 Award”) on such date. The number of Restricted Stock Units subject to a 2024 Award was determined by dividing $100,000 by the closing price for the Company’s common stock on the grant date. Each 2024 Award shall vest in full on the earlier to occur of (x) June 4, 2025 and (y) the date of the Annual Meeting (as defined below) for calendar year 2025, subject to continued service through the applicable vesting date.
c.Annual Awards. An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders (the “Annual Meeting”) each calendar year beginning with calendar year 2025 shall be granted a Restricted Stock Unit award with a value of $130,000 (an “Annual Award”, and together with the 2024 Award, the “Equity Awards”) on the date of such Annual Meeting. The number of Restricted Stock Units subject to an Annual Award will be determined by dividing $130,000 by the closing price for the Company’s common stock on the applicable grant date. Each Annual Award shall vest in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date.
d.Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Equity Award(s) shall vest in full immediately prior to the occurrence of a Change in Control, to the extent outstanding at such time, if the Eligible Director will not become, as of immediately following such Change in Control, a member of the Board or the board of directors of the ultimate parent of the Company.
3.Compensation Limits. Notwithstanding anything to the contrary in this Amended Program, all compensation payable under this Amended Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.
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